Exhibit 10.9
June 14, 2018
Daniel Yergin
c/o IHS Markit Ltd.
1300 Connecticut Avenue NW
Suite 800
Washington, D.C. 20036
Subject: Amended and Restated Terms of Employment
Dear Dan:
This letter agreement is intended to set forth the terms of your continued employment by IHS Global Inc. (the “Company”) as Vice Chairman of IHS Markit Ltd. (“IHS Markit”), an affiliate of the Company (“Letter Agreement”). The terms of this Letter Agreement are effective as of June 14, 2018 (the “Effective Date”).
1.Term; Duties and Responsibilities. Your employment under this Letter Agreement is effective as of the Effective Date.
Your position reports to the person set forth on Exhibit A. Your principal work location is also set forth on Exhibit A. You will continue to devote your attention and time during working hours to the affairs and business of the Affiliated Group (as defined below) and devote substantially all of your working time, attention and energies to perform such duties and responsibilities as shall be reasonably assigned to you by the person set forth on Exhibit A and are consistent with your position; provided, however, that nothing herein shall be interpreted to preclude you, so long as there is no material interference with your duties hereunder, from being involved with the third party board and committee memberships identified on Exhibit A. In addition, you agree to serve, without additional compensation, as an officer or director for any member of the Affiliated Group. For purposes of this Letter Agreement, the term “Affiliated Group” means IHS Markit and any corporation, partnership, joint venture, limited liability company or other entity in which IHS Markit has a 50% or greater direct or indirect interest.
Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that you may, for your own account and at your own expense, engage in the Permitted Outside Activities (defined below) to the extent that the time devoted to such activities does not detract in a material way from the performance of your duties and responsibilities to the Company and the Affiliated Group, that all such Permitted Outside Activities are compliant with the Company and Affiliated Group’s then-current Conflicts of Interest Policy and related policies that have been communicated to you from time to time, and that you do not engage in any such activity detrimental to the business interests of the Company or the Affiliated Group. The “Permitted Outside Activities” are (i) writing books or writing for magazines and newspapers of the quality of the books and other writings you have heretofore written, (ii) delivering lectures, fulfilling speaking engagements or lecturing at educational institutions, it being understood that you will reimburse the Company out of any proceeds received for any such activities for expenses it incurs in connection therewith, (iii) appearing on, writing for and producing for film, radio, television and other forms of media, (iv) holding board and advisory positions for the already-approved third party entities identified on Exhibit A and such other entities, with the prior written consent of the Company, (v) investing and managing investments to the extent not in the energy research or energy consulting business, (vi) participating in civic and charitable activities and (vii) engaging in other activities consistent with the foregoing and consistent with your status as a public intellectual, and with the intention that you will perform your duties hereunder and at the same time may engage in other activities that will advance the reputation of the Company, the Affiliated Group and you and, to the extent commercially reasonable and approved or requested by IHS Markit, you will note your position at IHS Markit in your attribution related to any of these Permitted Activities.
2.    Compensation and Benefits. Your compensation and benefits are as set forth below and in Exhibit A and Exhibit B.
(a)    Annual Base Salary: You will receive an annual base salary of the amount set forth on Exhibit A, payable in installments in accordance with the payroll procedures of the Company (or the member of the Affiliated Group that pays your base salary) in effect from time to time. Your base salary includes compensation for all time worked, as well as appropriate consideration for any time off pursuant to IHS Markit’s personal time off policy, as provided in Section 2(d).
(b)    Annual Cash Incentive Compensation: You are eligible to participate in IHS Markit’s annual incentive program for similarly situated executives of IHS Markit, as amended or otherwise modified from time to time by the Human Resources Committee (“HR Committee”) of IHS Markit’s Board of Directors (the “Board”), on the terms set forth on Exhibit A. Except as provided in this paragraph and in Section 3, to qualify for a payment under the annual incentive program, you must remain continuously and actively employed by the Company, without having tendered a notice of resignation, through the date of payment, in accordance with the terms and conditions of such program. The annual incentive payment shall be made no later than February 15 following the year for which such incentive is earned. The terms and conditions of the annual incentive program for any given performance period, including any performance measures and targets, will be approved at the discretion of the HR Committee.
(c)    Annual Long-Term Incentive Compensation: In each of 2019, 2020 and 2021 (the “Annual LTI Years”), you will be eligible to receive an annual equity award grant set forth on Exhibit A to be awarded at the time that such Annual Long-Term Incentive Compensation are generally awarded to IHS Markit’s officers. These long-term incentive awards are governed by terms and conditions approved by the HR Committee, as set forth in the applicable award agreement and in the IHS Markit Ltd. 2014 Equity Incentive Award Plan (or other plan under which the long-term incentive award is granted, collectively or individually, the “LTI Plan”). To qualify for the grants, you must remain continuously and actively employed by the Company or the Affiliated Group, without having tendered a notice of resignation, through the grant date, in accordance with the terms and conditions of such program.
(d)    One-Time Grants. As additional consideration for your service hereunder and as consideration for your continued compliance with the covenants set forth in Section 6 below, you will receive the following three one-time equity award grants that are subject to the applicable award agreements and LTI Plan:
(i)    In June 2018, time-based restricted share units with a nominal value of $5 million that will vest ratably over five years on the anniversary of July 1, 2018 each year.
(ii)    In July 2019, time-based restricted share units with a nominal value of $4 million that will vest ratably over four years on the anniversary of the grant date each year.
(iii)    In July 2020, time-based restricted share units with a nominal value of $3 million that will vest ratably over three years on the anniversary of the grant date each year.
The actual number of time-based restricted share units granted in each of the above will be determined by the Company using the following calculations: (x) for clause (i) above, the June 2018 grant, by dividing the nominal value of the equity award by the closing price of IHS Markit’s common shares on April 10, 2018; and (y) for clauses (ii) and (iii) above, the July 2019 and July 2020 grants, by dividing the nominal value of the equity award by the closing price of IHS Markit’s common shares on the grant date. To qualify the one-time grants set forth above, you must remain continuously and actively employed by the Company or the Affiliated Group, without having tendered a notice of resignation, through each relevant grant date.
(e)    Personal Time Off: You will be eligible for participation in IHS Markit’s personal time off policy, as may be amended from time to time; notwithstanding the foregoing you will be eligible to not less than 6 weeks of paid time off per calendar year pursuant to such personal time off policy.
(f)    Benefit Programs: You and your eligible family members will continue to have the opportunity to participate in the employee benefit plans, policies and programs provided by the Company or another applicable member of the Affiliated Group, on such terms and conditions as are generally provided to similarly situated executives of IHS Markit. These may include retirement, savings, medical, life, disability and other insurance programs, as well as an array of work/life effectiveness policies and programs. Please be aware that nothing in this Letter Agreement shall limit the sponsor’s ability to change, modify, cancel or amend any such plans, policies and programs.
(g)    Reimbursement: The Company will reimburse you for all reasonable expenses and disbursements in carrying out your duties and responsibilities under this Letter Agreement in accordance with Company policy for executive officers as in effect from time to time, provided you shall be entitled to first class air travel (consistent with your past practices).
3.    Termination of Employment. In the event that your employment with IHS Markit terminates for any reason, the terms of this Letter Agreement will exclusively govern the terms under which you may be eligible to receive severance and/or other separation benefits from IHS Markit.
(a)    You may resign employment with the Company upon six (6) months prior written notice to the Company, which the Company may waive in whole or in part.
(b)    If your employment is terminated with the Company by reason of your Retirement (as defined below), all unvested restricted share units and other equity awards that have been granted to you prior to the date of your Retirement (the “Retirement Date”) shall continue to vest and be settled in accordance with the original vesting schedule set forth in such equity awards as if you had remained an employee of the Company during the full vesting period; provided, however, that (i) you have remained an employee of the Company or its affiliates for six (6) full months following the grant date of any such equity awards; and (ii) you are in compliance with Sections 5 and 6 of this Letter Agreement, provided that the provisions of Section 6 of this Letter Agreement shall apply during the full vesting period of such unvested equity and you certify as to such compliance with Sections 5 and 6 upon the request of the Company. For the avoidance of doubt, any unvested restricted share units or other equity awards granted to you will be cancelled for no consideration and cease to be outstanding if you engage in any of the prohibited conduct as described in this subsection 3(b) or Section 6 of this Letter Agreement. The terms and conditions of such equity incentive awards shall otherwise be subject to the terms and conditions of the LTI Plan (or any applicable successor plan) and the applicable award agreements.
(c)    If your employment is terminated by the Company for Cause (as defined below) or if you resign without Good Reason (as defined below), you will be entitled to receive: any earned but unpaid base salary or other amounts (including reimbursable expenses and any vested amounts or benefits owing under or in accordance with applicable employee benefit plans, policies and programs, including retirement plans and programs) accrued or owing through the Termination Date (as defined below) (the “Accrued Benefits”) and neither the Company nor any other member of the Affiliated Group will have any further obligation to you, other than for any payments or benefits required to be made or provided under applicable law.
(d)    Except during the Protection Period defined on Exhibit B, if your employment is terminated by the Company without Cause or by you for Good Reason, you will receive the following payments and benefits:
(i)    the Accrued Benefits;
(ii)    severance comprised of (A) an amount equal to one times the sum of your annual base salary and target annual cash incentive opportunity, payable in eighteen (18) equal monthly installments; and (B) the portion of your annual cash incentive for the fiscal year of termination that is tied to the achievement of IHS Markit’s performance objectives for such fiscal year, based on IHS Markit’s actual achievement of such performance objectives for the full fiscal year, prorated for the number of days that have elapsed during such fiscal year prior to the Termination Date, which will be paid following the close of the fiscal year of termination at such time as the annual cash incentive for such fiscal year is paid to IHS Markit’s then current senior executives;
(iii)    continued participation in the medical, dental and vision plans of the Company or another applicable member of the Affiliated Group (or if you are ineligible to continue to participate under the terms thereof, in substitute arrangements adopted by the Company, with the effect of providing benefits of substantially comparable value) for the twelve (12) month period following the Termination Date; and
(iv)    vesting of (A) any unvested options, restricted share units and other time-based equity awards granted to you after January 1, 2018 and held by you on the Termination Date, prorated for the number of days that have elapsed during the vesting period prior to the Termination Date, and (B) any unvested performance-based equity awards then held by you, based on IRS Markit’s actual achievement of the applicable performance objectives for the full performance period, prorated for the number of days that have elapsed during such performance period prior to the Termination Date. Any vested options, or options vested pursuant to this Section 3, will remain exercisable for the earlier of one year following the Termination Date or the expiration date of such option, subject to your compliance with Section 6.
(e)    If your employment is terminated on account of your death or Permanent Disability (as defined below), you will receive the following payments and benefits:
(i)    the Accrued Benefits;

(ii)    your target annual cash incentive for the fiscal year of termination, prorated for the number of days that have elapsed during such year, paid in a lump sum on the date which is two and one-half months following your termination;
(iii)    continued participation in the medical, dental and vision plans of the Company or another applicable member of the Affiliated Group (or if you are ineligible to continue to participate under the terms thereof, in substitute arrangements adopted by the Company, with the effect of providing benefits of substantially comparable value) for the twelve (12) month period following the Termination Date (applicable to your family in the event of your death); and
(iv)    any unvested options, restricted share units and other time-based equity awards then held by you will fully vest, and any unvested performance-based equity awards then held by you will fully vest, based on IHS Markit’s actual achievement of the applicable performance objectives for the full performance period. Any options will remain exercisable for the earlier of one year following the date of your death or Permanent Disability or the expiration date of such option, subject to your compliance with Section 6, if applicable.
(f)    If there is a Change in Control (as defined in the LTI Plan) after the Effective Date of this Agreement and, within eighteen (18) months of such Change in Control, your employment is terminated by the Company without Cause or you terminate your employment for Good Reason, you will receive the following payments and benefits:
(i)    the Accrued Benefits;
(ii)    severance comprised of (A) an amount equal to two times the sum of your annual base salary and target annual cash incentive opportunity, payable in twelve (12) equal monthly installments; and (B) your target cash incentive for the fiscal year of termination prorated for the number of days that have elapsed during such fiscal year prior to the Termination Date;
(iii)    continued participation in the medical, dental and vision plans of the Company or its successor or another applicable member of the Affiliated Group (or if you are ineligible to continue to participate under the terms thereof, in substitute arrangements adopted by the Company or its successor, with the effect of providing benefits of substantially comparable value) for the twenty-four (24) month period following the Termination Date; and

(iv)    vesting of (A) any unvested options, restricted share units and other time-based equity awards then held by you (and each such option will remain exercisable for the earlier of one year following the Termination Date or the expiration date of such option, subject to your compliance with Section 6) and (B) any unvested performance-based equity awards held by you shall be deemed to have the equivalent nature and share value at “target” level.
(g)    If at any time you breach your obligations under Section 6 of this Letter Agreement, as determined by the Board or HR Committee in good faith, from and after the date of such breach, you shall no longer be entitled to, and the Company shall no longer be obligated to pay, any payments and benefits set forth in Sections 3(b) through 3(e) or Exhibit B, as applicable (the “Termination Payments”), including the vesting, continued exercisability and settlement of the Equity Awards (as defined below), other than the Accrued Benefits. For the avoidance of doubt, nothing contained herein shall in any way limit any right or remedy otherwise available to the Company. For purposes of this Letter Agreement, “Equity Awards” shall mean any equity awards that vest or for which the exercisability period is extended in accordance with Sections 3(b), 3(c)(iv) and 3(e)(iv) of this Letter Agreement and Sections 2 and 3 of Exhibit B.
(h)    Upon the termination of your employment for any reason, you shall immediately resign, as of your Termination Date, from all positions that you then hold with any member of the Affiliated Group and any trade and other organizations in which you serve as a representative of IHS Markit. You hereby agree to execute any and all documentation to effectuate such resignations upon request by the Company, but you shall be treated for all purposes as having so resigned upon the Termination Date, regardless of when or whether you execute any such documentation.
(i)    During the term of this Letter Agreement, and, subject to any other business obligations that you may have, for the three year period following the Termination Date, you agree to assist the Affiliated Group in the investigation and/or defense of any claims or potential claims that may be made or threatened to be made against any member of the Affiliated Group, including any of their officers or directors (a “Proceeding”), and will assist the Affiliated Group in connection with any claims that may be made by any member of the Affiliated Group in any Proceeding. Unless precluded by law and subject to Section 4(a), you agree to promptly inform the Company if you are asked to participate in any Proceeding or to assist in any investigation of any member of the Affiliated Group. In addition, you agree to provide such services as are reasonably requested by the Company or IHS Markit to assist any successor to you in the transition of duties and responsibilities to such successor. Following the receipt of reasonable documentation, the Company agrees to reimburse you for all of your reasonable out-of-pocket expenses associated with such assistance. Your request for any reimbursement, including reasonable documentation, must be submitted as soon as practicable and otherwise consistent with Company policy. In any event, your request for a reimbursement, including reasonable documentation, must be submitted by the October 31st of the year following the year in which the expense is incurred. The Company will generally reimburse such expenses within 60 days of the date they are submitted, but in no event will they be reimbursed later than the December 31st of the year following the year in which the expense is incurred. In addition, for all time that you reasonably expend at the request of the Affiliated Group in cooperating pursuant to this Section 3(i) when you are no longer employed by the Company, the Company shall compensate you at a rate of $1,000 per day. Nothing in this section is intended to force you to participate in any matter or cooperate in any manner to the extent adverse to your individual legal interests, as reasonably determined by independent counsel.
(j)    Definitions.
(i)    “Cause” means the occurrence of any of the following: (A) willful malfeasance, willful misconduct or gross negligence by you in connection with your duties, (B) continuing refusal by you to perform your duties (other than as a result of physical or mental disability) under any lawful direction of the person set forth on Exhibit A after written or electronic notice of any such refusal to perform such duties or direction was given to you, (C) any willful and material breach of fiduciary duty owing to any member of the Affiliated Group by you, (D) your conviction of, or plea of guilty or nolo contendere to, a felony (or the equivalent of a felony in a jurisdiction other than the United States) or any other crime resulting in pecuniary loss or reputational harm to any member of the Affiliated Group (including theft, embezzlement or fraud) or involving moral turpitude; or (E) your inability to perform the duties of your job as a result of on-duty intoxication or confirmed positive illegal drug test result. Termination of employment pursuant to clauses (A), (B) and (C) of this subsection shall not be deemed to be for Cause hereunder unless and until written notice has been delivered to you by the Company which specifically identifies the Cause which is the basis of the termination and, if the Cause is capable of cure, you have failed to cure or remedy the act or omission so identified within 14 calendar days after written notice of such breach. For the purposes of the immediately preceding sentence, a Cause event described in clauses (A), (B) and (C) of this subsection shall not be “capable of cure” if the Company or any member of the Affiliated Group, or any employee of IHS Markit has suffered reputational harm or other material damages as a result of the Cause. For purposes of this provision, no act or failure to act on your part shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interest of the Company. IHS Markit or the applicable member of the Affiliated

Group, and, in addition, conduct shall not be considered “willful” with respect to any action taken or not taken based on the written advice of the Company’s (or an affiliate’s) inside or outside legal counsel.
(ii)    “Good Reason” means the occurrence of any of the following: (A) the material diminution of your position (including titles, reporting relationships and compensation opportunity compared to similarly situated executives at the Company), duties or responsibilities, excluding immaterial actions not taken in bad faith and which, if capable of being remedied by the Company within 30 days of receipt of notice thereof given by you; (B) the breach by the Company or other applicable member of the Affiliated Group of any of its material obligations under this Letter Agreement, excluding immaterial actions (or failures or action) not taken (or omitted to be taken) in bad faith and which, if capable of being remedied by the Company within 30 days of receipt of notice thereof given by you; or (C) the Company’s relocation of your principal location of work by more than 50 miles (other than any relocation recommended or consented to by you); it being understood, however, that you may be required to travel on business to other locations as may be required or desirable in connection with the performance of your duties as specified in this Letter Agreement. Notwithstanding the foregoing, none of the events in clauses (A) through (C) above shall constitute Good Reason for purposes of this Letter Agreement unless (x) you provide the Company with a written notice specifying the circumstances alleged to constitute Good Reason within 90 days after you become aware of the first occurrence of such circumstances, (y) the Company or other member of the Affiliated Group fails to cure such circumstances in all material respects within 30 days following delivery to the Company of such notice and (z) your Termination Date occurs within 60 days following the expiration of the foregoing cure period, unless another Termination Date is mutually agreed to between you and the Company, which such Termination Date shall not be later than 6 months following the date you provided written notice to the Company.
(iii)    “Permanent Disability” will be deemed to occur when it is determined (by the disability carrier of the Company or another applicable member of the Affiliated Group for the primary long-term disability plan or program applicable to you because of your employment with the Company) that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.
(iv)    “Retirement” means your voluntary termination of employment with the Company or its affiliates on or after June 14, 2023.

You will not be treated as having incurred a termination of employment by reason of Retirement if the Company or its affiliates had Cause to terminate your employment at the time of your termination of employment. For the avoidance of doubt, any termination or separation prior to June 14, 2023 will not be considered a Retirement for the purposes of this Letter Agreement.
(v)    “Termination Date” means the effective date of your termination of employment. In the event of your death or Permanent Disability prior to the date your employment would otherwise terminate hereunder, the “Termination Date” will be the effective date of termination of your employment by reason of death or Permanent Disability. In the event of your termination without Cause, the “Termination Date” will be the six (6) month anniversary of the date on which the Company provides written notice to you of its intent to terminate your employment without Cause.
4.    Employee Protection and Defend Trade Secrets Act of 2016.
(a)    Nothing in this Letter Agreement or otherwise limits your ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the U.S. Securities and Exchange Commission (the “SEC”) or any other governmental agency or commission (“Government Agency”) regarding possible legal violations, without disclosure to the Company. No member of the Affiliated Group may retaliate against you for any of these activities, and nothing in this Letter Agreement or otherwise requires you to waive any monetary award or other payment that you might become entitled to from the SEC or any other Government Agency.
(b)    Pursuant to Section 7 of the Defend Trade Secrets Act of 2016 (which added 18 U.S.C. § 1833(b)), the Company and you acknowledge and agree that you shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if you file a lawsuit for retaliation by any member of the Affiliated Group for reporting a suspected violation of law, you may disclose the trade secret to your attorney and may use the trade secret information in the court proceeding, if you (A) file any document containing the trade secret under seal and (B) do not disclose the trade secret, except pursuant to court order. Nothing in this Letter Agreement or otherwise is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.
5.    Release and Timing of Payments and Benefits. Any payment or benefit that you are eligible to receive under Section 3 or Exhibit B, as applicable, other than any Accrued Benefits, will be contingent on your execution of a mutual release agreement with IHS Markit in the form attached hereto as Exhibit C (the “Release Agreement”) (subject to any future changes in applicable law) within 45 days of the date of your separation from service (which IHS Markit shall execute within five (5) business days after such execution by you) and non-revocation of such Release Agreement. If you fail to execute such a Release Agreement, or if you revoke such a Release Agreement, within such 45-day period, you will not be eligible to receive any payment or benefit under Section 3, other than Accrued Benefits. If you execute such a Release Agreement within such 45-day period and do not revoke such Release Agreement, then the applicable payment shall commence on the first possible payroll following the 65th day of your separation from service and, except as otherwise set forth in Section 3 or Exhibit B, the applicable vesting benefits set forth under Section 3, shall occur on the 15th day of the month following the 65th day of your separation following the execution of such Release Agreement; provided that any payments under this Letter Agreement that could be paid during a period that begins in one taxable year and ends in a subsequent taxable year shall be paid in the subsequent taxable year. The payments or benefits you are eligible to receive under Section 3 are in lieu of any termination payments or benefits which you might otherwise be eligible to receive under any standard severance plan, policy or program maintained by any member of the Affiliated Group or under applicable law.
6.    Restrictive Covenants. During your employment by the Company (or other applicable member of the Affiliated Group), and for a period of twelve (12) months following termination of your employment (the “Restricted Period”), whatever the reason for such termination, you hereby agree that you will not (i) directly or indirectly, or as a shareholder, partner, employee, consultant or participant in any business entity, engage in or assist any other person or entity to engage in any business that competes with the Energy Business, or (ii) solicit or attempt to entice away from IHS Markit or any member of the Affiliated Group, or otherwise interfere with the business relationship of IHS Markit or any member of the Affiliated Group with, any person who is, or was during the three year period prior to your termination of employment an employee, or, to your knowledge, a customer of, consultant to, supplier to or other person or entity having material business relations with the Energy Business. Notwithstanding the previous sentence, you may purchase or otherwise acquire up to one percent of any class of securities of any entity (but without otherwise participating in the activities of such entity) if such securities are listed in any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934. As used in this paragraph, “Energy Business” means any research, analysis, advisory, conferences, and events, consulting, services and/or applications businesses regarding the energy industries engaged in by (or, to your knowledge, planned to be engaged in by) and across all industry verticals supported by IHS Markit or any member of the Affiliated Group during the three year period prior to your termination of employment. Notwithstanding the first sentence of this Section 6, you will not be prohibited during the Restricted Period from (x) consulting with an investment bank, a private equity group, an academic or think tank institution or, on a substantially full-time or part-time basis, any other single enterprise, provided none of the foregoing engages in or intends to engage in the energy consulting business or (y) from making speeches at conferences and events organized by third parties that are not competitive with any conferences or events organized by the Company or any subsidiary of the Company. Although you acknowledge and agree that the restrictions herein are reasonable, to the extent that any part of this Section 6 may be invalid, illegal or unenforceable for any reason, it is intended that such part shall be enforceable to the maximum extent that a court of competent jurisdiction shall determine that such part, if more limited in scope, would have been enforceable, and such part shall be deemed to have been so written and the remaining parts shall as written be effective and enforceable in all events. In the event of any conflict between the restrictive covenants in this Section 6 and those contained in any other agreement to which you are subject, the restrictive covenants in this Section 6 shall govern. Subject to Section 4(a), any Confidentiality and/or Innovations Agreement previously executed by you shall remain in full force and effect (provided that it is understood that intellectual property created by you solely in connection with the Permitted Outside Activities shall be your exclusive property in respect of which IHS Markit shall have no rights whatsoever except to the extent any such rights are hereafter granted by you to IHS Markit in writing).
7.    Code of Conduct & Other Mandatory Training. As a condition of your continued employment by the Company under the terms of this Letter Agreement, you must read, understand and abide by all applicable compliance policies found on the IHS Markit compliance website, as updated from time to time. You must complete any required online compliance training for your position within 60 days of your start date or within 60 days after it becomes available and the Company has affirmatively made you aware of such training. In addition, you understand that within 60 days after it becomes available and the Company has affirmatively made you aware of any additional training, you must complete any and all additional training that the Company determines is appropriate for your position during the course of your employment.
8.    Share Ownership Guidelines. In consideration of and as a condition of your continued employment by the Company under the terms of this Letter Agreement, among other things, you will be required to acquire and maintain a meaningful ownership interest, in the form of shares or share units, in IHS Markit’s common shares. The ownership levels vary by position and are equal to a multiple of your base salary as set forth under IHS Markit’s share ownership guidelines as amended or otherwise modified by the HR Committee from time to time. You will receive additional information concerning these share ownership guidelines separately.
9.    Miscellaneous

(a)    Notices. Notices given pursuant to this Letter Agreement shall be in writing and shall be deemed received when personally delivered, or on the date of written confirmation of receipt by (i) overnight carrier, (ii) facsimile, (iii) registered or certified mail, return receipt requested, postage prepaid, or (iv) such other method of delivery as provides a written confirmation of delivery. Notice to the Company or IHS Markit Ltd. shall be directed to:
Attn: Sari Granat
Executive Vice President & General Counsel
IHS Markit Ltd.
450 West 33rd Street, Fifth Floor
New York, New York 10001
Facsimile No.: 212-205-7123
Notices to or with respect to you will be directed to you, or in the event of your death, your executors, personal representatives or distributees, at your home address as set forth in the records of the Company, with a copy to your attorney, directed to:
Attn: Shane J. Stroud, Esq.
Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, New York 10004
Facsimile No.: 212-422-4726
(b)    Assignment of this Letter Agreement. This Letter Agreement is personal to you and shall not be assignable by you without the prior written consent of the Company. This Letter Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns (and, as applicable, to the members of the Affiliated Group).
(c)    The Company may assign this Letter Agreement, without your consent, to any member of the Affiliated Group or to any other respective successor (whether directly or indirectly, by agreement, purchase, merger, consolidation, operation of law or otherwise) to all, substantially all or a substantial portion of the business and/or assets of the Company, as applicable. If and to the extent that this Letter Agreement is so assigned, references to the “Company” throughout this Letter Agreement shall mean the Company as hereinbefore defined and any successor to, or assignee of, its business and/or assets.
(d)    Merger of Terms. This Letter Agreement supersedes all prior discussions and agreements between you and the Company or any member of the Affiliated Group with respect to the subject matters covered herein, except for the Employee Confidentiality and Innovations Agreement dated September I, 2004 between you and Information Handling Services Group Inc, a predecessor to the Company (a copy of which is attached hereto as Exhibit D, the “Innovations

Agreement”), which remains in full force and effect (notwithstanding the foregoing, it is understood that intellectual property created by you solely in connection with the Permitted Outside Activities shall be your exclusive property in respect of which IHS Markit shall have no rights whatsoever except to the extent any such rights are hereafter granted by you to IHS Markit in writing). To the extent any conflict exists between this Letter Agreement and the Innovations Agreement, the terms of this Letter Agreement shall govern.
(e)    Indemnification. The Company or another applicable member of the Affiliated Group shall indemnify you to the maximum extent permitted by law and the bylaws applicable to your services as an officer or director of IHS Markit or any member of the Affiliated Group in effect on the date hereof, with respect to the work you have performed for, or at the request of, the Company or any member of the Affiliated Group during the term of this Letter Agreement.
(f)    Governing Law; Amendments. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws. This Letter Agreement may not be amended or modified other than by a written agreement executed by you and an authorized employee of IHS Markit.
(g)    Tax Withholding. The Company may withhold from any amounts payable under this Letter Agreement, including payment in cash or shares upon the vesting of equity incentive awards, such federal, state or local taxes (including any social security contributions) as shall be required to be withheld pursuant to any applicable law or regulation.
(h)    No Right to Continued Service. Nothing in this Letter Agreement shall confer any right to continue in employment for any period of specific duration or interfere with or otherwise restrict in any way the rights of you or the Company, which rights are hereby expressly reserved by each, to terminate your employment at any time and for any reason, with or without Cause.
(i)    Choice of Forum. The Company and you each hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any New York state or federal court of the United States of America sitting in the State of New York, and any appellate court thereof, in any action or proceeding arising out of or relating to this Letter Agreement or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York state court or, to the extent permitted by law, in such federal court. The Company and you agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(j)    Severability; Captions. In the event that any provision of this Letter Agreement is determined to be invalid or unenforceable, in whole or in part, the remaining provisions of this Letter Agreement will be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law. The captions in this Letter Agreement are not part of the provisions of this Letter Agreement will have no force or effect.
(k)    Section 409A. The terms and provisions of all compensation arrangements (including any payments or benefits provided under this Agreement) are designed and intended to comply with or be exempt from Section 409A and to be exempt from section 457A so as to avoid the application of any additional taxes under such sections. The provisions of this Section 9(k) will only apply if and to the extent required to avoid the imposition of taxes, interest and penalties on you under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). Section 409A applies to nonqualified deferred compensation which exists if an individual has a “legally binding right” to compensation that is or may be payable in a later year. In furtherance of the objective of this Section 9(k) to the extent that any regulations or other guidance issued under Section 409A would result in your being subject to payment of taxes, interest or penalties under Section 409A, you and the Company agree to use our best efforts to amend this Letter Agreement and any other plan, award, arrangement or agreement between you and the Company in order to avoid or limit the imposition of any such taxes, interest or penalties, while maintaining to the maximum extent practicable the original intent of the applicable provisions. This Section 9(k) does not guarantee that you will not be subject to taxes, interest or penalties under Section 409A with respect to compensation or benefits described or referenced in this Letter Agreement or any other plan, award, arrangement or agreement between you and the Company.
To the extent that any payment under this Letter Agreement is subject to Section 409A and is payable as a result of your termination of employment with IHS Markit, “termination of employment” will be interpreted as “separation from service” (as defined under Section 409A). Your right to receive any installment payments under this Letter Agreement, including without limitation any continuation salary payments that are payable on IHS Markit payroll dates, will be treated as a right to receive a series of separate payments and, accordingly, each such installment payment will at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder will be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.
Furthermore, and notwithstanding any contrary provision in this Letter Agreement or any other plan, award, arrangement or agreement between you and the Company, to the extent necessary to avoid the imposition of taxes, interest and penalties on you under Section 409A, if at the time of the termination of your employment you are a “specified employee” (as defined in Section 409A), you will not be entitled to any payments upon termination of employment until the first day of the seventh month after the termination of employment and any such payments to which you would otherwise be entitled during the first six months following your termination of employment will be accumulated and paid without interest on the first day of the seventh month after the termination of employment.
Furthermore, and notwithstanding any contrary provision in this Letter Agreement or in any other plan, award, arrangement or agreement between you and the Company that: (i) provides for the payment of nonqualified deferred compensation that is subject to Section 409A; and (ii) conditions payment or commencement of payment on one or more employment-related actions, such as the execution and effectiveness of a release of claims or a restrictive covenant (each an “Employment-Related Action”) (any such plan, award, arrangement or agreement is a “Relevant Plan”):
(i)    if the Relevant Plan does not specify a period or provides for a period of more than 90 days for the completion of an Employment-Related Action, then the period for completion of the Employment-Related Action will be the period specified by the Company, which shall be no longer than 90 days following the event otherwise triggering the right to payment; and
(ii)    if the period for the completion of an Employment-Related Action includes the January I next following the event otherwise triggering the right to payment, then the payment shall be made or commence following the completion of the Employment-Related Action, but in no event earlier than that January 1.
(l)    Parachute Payments. If there is a change in ownership or control of the Company that causes any payment, distribution or benefit provided by the Company (or any person whose actions result in a change in ownership covered by Section 280G(b)(2)), to or for the benefit of you (a “Payment”) to be subject to the excise tax imposed by Section 4999 of the Code (such excise tax, together with any interest or penalties incurred by you with respect to such excise tax, the “Excise Tax”) (any such Payment, a “Parachute Payment”), then the following provisions shall apply:
(i)    If the Parachute Payment, reduced by the sum of (A) the Excise Tax and (B) the total of the federal, state, and local income and employment taxes payable by you on the amount of the Parachute Payment which are in excess of the Threshold Amount (as defined below) (such sum, the “Aggregate Taxes”), are greater than or equal to the Threshold Amount, you shall be entitled to the full benefits payable under this Agreement.

(ii)    If the Threshold Amount is less than (A) the Parachute Payment, but greater than (B) the Parachute Payment reduced by the sum of the Aggregate Taxes, then the Parachute Payment shall be reduced (but not below zero) to the extent necessary so that the sum of all Parachute Payments shall not exceed the Threshold Amount. In such event, the Parachute Payment shall be reduced in the following order: (I) cash payments not subject to Code Section 409A; (2) cash payments subject to Code Section 409A; (3) stock options (and other exercisable awards) that have exercise prices higher than the then fair market value price of the stock (based on the latest vesting tranches), (4) restricted stock and restricted stock units based on the last ones scheduled to be distributed, (5) other stock options based on the latest vesting tranches, and (6) other non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.
(iii)    For the purposes of this section, “Threshold Amount” shall mean three times your “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00).
*****
[Signature page follows]

Please acknowledge your agreement with the terms of this Letter Agreement by signing and dating the enclosed copy and returning it to me
Sincerely,

IHS Markit /s/ Sari Granat
Name: Sari Granat
Title: EVP & General Counsel
Accepted and Agreed: /s/ Daniel Yergin
DANIEL YERGIN
Date:	June 14, 2018

Exhibit A

Reporting To	Chief Executive Officer of the Company
Principal Work Location	Washington, D.C.
Board or Committee Memberships	Boards Council on Foreign Relations Brookings Institution Maria New Children’s Hormone Foundation United States Energy Association U.S. Russia Business Council
Advisory Boards
MIT Energy Initiative
Columbia University Center on Global Energy Policy
King Abdullah Petroleum Studies and Research Center
Atlantic Council Global Energy Center
Singapore International Energy Panel
India Ministry of Petroleum Think Tank
Yale President’s Council on International Affairs
Carlyle Group
Perella Weinberg
M. Klein and Company
Energy Capital Partners
CSL Capital
Source Squared
Blue Team Global/BlueVoyant
Nano Global
Gridpoint
Federal Reserve Board of Dallas
Marshal Scholars Advisory Board
Memberships
Council on Foreign Relations
National Petroleum Council (advises Secretary of Energy)
International Institute for Strategic Studies
Annual Base Salary	$650,000

Annual Cash Incentive Compensation
The annual cash incentive program in which you are eligible to participate shall be the Cash Incentive Plan, as amended or otherwise modified by the HR Committee from time to time. Your target cash incentive opportunity is $350,000 (53.8%) of your Annual Base Salary (the “Target Cash Incentive”) and the actual incentive payment may range from 0% – 200% of target, based on IHS Markit’s performance and achievement of your individual performance objectives, as determined by the HR Committee.

Annual Long-Term Incentive Compensation
The actual number of units that will be granted for each of the Annual LTI Years will be determined by the Company by dividing $2 million by the closing price of IHS Markit’s common shares on the grant date.

Thirty-three percent (33%) of each annual equity award grant will be in the form of time-based restricted share units which vest ratably over three years, on the anniversary of the grant date each year. Sixty-seven percent (67%) of each award will be in the form of performance-based restricted share units which vest three-years from the grant date, based on IHS Markit’s performance against cumulative three-year targets as established by the HR Committee. The performance criteria and other terms of the equity awards shall be determined by the HR Committee and shall be consistent with the terms of the annual performance-based restricted share units granted to IHS Markit’s officers generally. In the event that the IHS Markit does not grant performance-based restricted share units to other IHS Markit’s other officers in a given Annual LTI Year, the HR Committee (or such successor) shall grant you another form of performance-based equity award or other incentive award with a nominal value of 67% of $2 million, in its sole discretion, as governed by the Company’s Equity Incentive Plan.

Exhibit B

1.	Certain Terminations of Employment During the IHS/Markit Merger Protection Period
Notwithstanding the provisions of Sections 3(d) and 3(f) of the Letter Agreement, if, during the Protection Period (as defined below), your employment is terminated by the Company without Cause or by you for Good Reason, you will be eligible to receive the following payments and benefits:

(i) In lieu of any payments or benefits set forth in Sections 3(d)(ii) and 3(f)(ii) of the Letter Agreement, you shall receive a lump-sum cash payment (the “Severance Payment”) equal to (i) two times the sum of your Annual Base Salary and your Target Cash Incentive, and (ii) your Target Cash Incentive, pro-rated for the number of days that have elapsed during such fiscal year prior to the termination of your employment. The Severance Payment shall be paid within 15 days following the 60th day following your Termination Date, subject to applicable tax withholdings.

(ii) In lieu of any payments or benefits set forth in Sections 3(d)(iii) and 3(f)(iii) of the Letter Agreement, you shall be eligible for continued medical, dental, vision and employee assistance program coverage in the plans in which you were participating on your Termination Date (the “Health Benefits”) by paying the premium contribution rates applicable to active employees for comparable coverage, with such coverage to continue until the earlier of (A) the end of the month following 24 months after your Termination Date and (B) the date that you elect to terminate such coverage (the “Continuation Period”). The Health Benefits shall be treated as taxable income and subject to applicable tax withholdings at the time the Severance Payment is paid to you. You may elect COBRA coverage at the conclusion of the Continuation Period.

(iii) any outstanding equity awards granted to you that were outstanding on or prior to July 12, 2016.

For the avoidance of doubt, during the Protection Period and thereafter, all outstanding options, restricted share units, other time-based equity words and performance-based equity awards that were granted after July 12, 2016 shall be treated in accordance with Section 3 of the letter agreement.

Notwithstanding the provisions of Sections 3(d) of the Letter Agreement, if, during the Protection Period (as defined below), your employment is terminated on account of your death or Permanent Disability you will be eligible to receive a lump-sum cash payment (the “Severance Payment”) equal to (i) two times the sum of your Annual Base Salary and your Target Cash Incentive and (ii) your Target Cash Incentive, pro-rated for the number of days that have elapsed during such fiscal year prior to the termination of your employment. The Severance Payment shall be paid on, or within 15 days following, the 60th day following your Termination Date, subject to applicable tax withholdings.

The “Protection Period” is the period beginning on July 12, 2016 and continuing until January 31, 2019.
2.	General
For the avoidance of doubt, any payment or benefit that you are eligible to receive in connection with the termination of your employment set forth above in this Exhibit B, other than any Accrued Benefits, shall be subject to compliance with your obligations under the Letter Agreement, including Section 6 of the Letter Agreement.

In the event of any conflict between this Exhibit B and any other agreement, plan or document relating to the subject matter hereof, this Exhibit B shall control.

Exhibit C
[Form of Release Agreement]
Form of General Release
GENERAL RELEASE
WHEREAS, Daniel Yergin (hereinafter referred to as “Executive”) and IHS Markit Ltd. (hereinafter referred to as “Employer”) are parties to that certain Employment Letter Agreement, dated as of June ___, 2018 (the “Employment Agreement”), which provided for Executive’s employment with Employer on the terms and conditions specified therein; and
WHEREAS, pursuant to Section 5 of the Employment Agreement, Executive has agreed to execute a General Release of the type and nature set forth herein as a condition to his entitlement to certain payments and benefits upon his termination of employment with Employer; and
NOW, THEREFORE, in consideration of the premises and mutual promises herein contained and for other good and valuable consideration received or to be received by Executive in accordance with the terms of the Employment Agreement, it is agreed as follows:
1.Excluding enforcement of the covenants, promises and/or rights specifically reserved herein (including but not limited to those contained in paragraph 5 below), (a) Executive hereby irrevocably and unconditionally waives, releases, settles (gives up), acquits and forever discharges Employer and each of Employer’s owners, stockholders, predecessors, successors, assigns, directors, officers, employees, divisions, subsidiaries, affiliates (and directors, officers and employees of such companies, divisions, subsidiaries and affiliates) and all persons acting by, through, under or in concert with any of them (collectively, the “Releasees”), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, any claims for salary, salary increases, alleged promotions, expanded job responsibilities, constructive discharge, misrepresentation, bonuses, equity awards of any kind, severance payments, unvested retirement benefits, vacation entitlements, benefits, moving expenses, business expenses, attorneys’ fees, any claims which he may have under any contract or policy (whether such contract or policy is written or oral, express or implied), rights arising out of alleged violations of any covenant of good faith and fair dealing (express or implied), any tort, any legal restrictions on Employer’s right to terminate employees, and any claims which he may have based upon any Federal, state, local or other governmental statute, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Federal Age Discrimination In

Employment Act of 1967, as amended (“ADEA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the American with Disabilities Act, as amended (“ADA”), the Civil Rights Act of 1991, as amended, the Rehabilitation Act of 1973, as amended, the Older Workers Benefit Protection Act, as amended (“OWBPA”), the Worker Adjustment Retraining and Notification Act, as amended (“WARN”), the Fair Labor Standards Act, as amended (“FLSA”), the Occupational Safety and Health Act of 1970 (“OSHA”), the Family and Medical Leave Act of 1993, as amended (“FMLA”), the New York State Human Rights Law, as amended, the New York Labor Law, as amended, the New York Equal Pay Law, as amended, the New York Civil Rights Law, as amended, the New York Rights of Persons With Disabilities Law, as amended, the New York Equal Rights Law, as amended, the New York City Administrative Code, as amended, including the New York City Human Rights Law and the New York City Earned Sick Time Act, the District of Columbia Human Rights Act, as amended, the District of Columbia Family and Medical Leave Act, as amended, the District of Columbia Accrued Sick and Safe Leave Act, as amended, the Sarbanes-Oxley Act of 2002, as amended (“SOX”), and Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), that Executive now has, or has ever had, or ever shall have, against each or any of the Releasees, by reason of any and all acts, omissions, events, circumstances or facts existing or occurring up through the date of Executive’s execution hereof that directly or indirectly arise out of, relate to, or are connected with, Executive’s services to, or employment by Employer, or the cessation thereof (any of the foregoing being a “Claim” or, collectively, the “Claims”); provided, that the foregoing shall not preclude Executive from exercising any legally protected whistleblower rights (including under Rule 21F under the Exchange Act) or rights concerning the defense of trade secrets pursuant to Section 1833 of title 18 of the United States Code; (b) Executive will not now, or in the future, accept any recovery (including monetary damages or any form of personal relief) in any forum, for any Claim against any of the Releasees, regardless of who brings such Claim; (c) Executive has not assigned any of the Claims being released under this General Release, and is not aware of any Claim that he has against the Releasees and (d) Executive has not pursued or instituted, or caused to be instituted, nor has any person or entity instituted on Executive’s behalf, any Claim against the Releasees before any local, state or federal agency, court or other body, nor will he pursue or institute any Claim against any of the Releasees.
2.    Excluding enforcement of the covenants, promises and/or rights reserved herein (including but not limited to those contained in paragraph 5 below), Employer hereby irrevocably and unconditionally waives, releases, settles (gives up), acquits and forever discharges Executive and each of his respective heirs, executors, administrators, representatives, agents, successors and assigns (“Executive Parties”), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, that Employer now has, or has ever had, or ever shall have, against Executive Parties, by reason of any and all acts, omissions, events, circumstances or facts existing or occurring through the date of Employer execution of this General Release that directly or indirectly arise out of, relate to, or are connected with, Executive’s services to, or employment by Employer; provided, however, that this General Release shall not apply to claims against Executive relating to or arising out of any act of fraud, intentional misappropriation of funds, embezzlement or any other action with regard to Employer or any of its affiliated companies that constitutes a felony under any federal or state statute committed by Executive during the course of Executive’s employment with Employer or its affiliates.
3.    Executive will at all times keep confidential and not disclose to others the terms of this General Release, except that (i) Executive may make any disclosure required by law, and (ii) Executive may discuss this General Release with his attorneys, financial/tax advisors and immediate family, provided Executive advises these individuals to keep the disclosed information confidential. In the event Executive is requested or required in a legal proceeding to make disclosures otherwise prohibited by this General Release, Executive agrees to notify the Employer in writing of such request or requirement (and shall provide a copy of such request to the Employer) within three (3) business days of Executive’s receipt thereof.
4.    Executive agrees and promises that he will not at any time make any disparaging statements, either orally or in writing, about his employment with Employer, the employees of Employer, the business operations of Employer, the termination of his employment relationship or any other dealings of any kind between him and Employer or any other Releasee, to any third party. Nothing in this paragraph shall restrict Executive from making truthful statements in connection with the prosecution or defense of any lawsuit, administrative proceeding, or other legal action or in response to any legal or regulatory inquiry.
5.    Notwithstanding the foregoing, including specifically the release, confidentiality and non-disparagement provisions, neither Employer nor Executive has waived and/or relinquished any rights it or he may have to file any Claim that cannot be waived and/or relinquished pursuant to applicable laws, including, in the case of Executive, the right to file a charge or participate in any investigation with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, or any other governmental or administrative agency that is responsible for enforcing a law on behalf of the government; provided, that Executive does waive the right to receive any monetary or other recovery, should any agency or any other person pursue any claims on Executive’s behalf arising out of any claim released pursuant to this Agreement, unless such waiver is prohibited by applicable law, except that this General Release does not limit Executive’s rights to receive an award for information provided to any governmental agency. Moreover, this General Release shall not apply to (a) any of the continuing obligations of Executive, Employer or any other Releasee under the Employment Agreement (including, without limitation, Executive’s rights to indemnification and Executive’s obligations to abide by the restrictive covenants and provide cooperation as necessary), or under any agreements, plans, contracts, documents or programs described or referenced in the Employment

Agreement or any other written agreement entered into between Executive and Employer or any of its affiliates, including without limitation the Innovations Agreement between the parties, (b) any rights Executive may have to obtain contribution or indemnity against Employer or any other Releasee pursuant to contract, Employer’s or its affiliates’ charter and by-laws or similar organizational documents or otherwise, (c) any rights Executive or Employer may have to enforce the terms of this General Release or the Employment Agreement (including, without limitation, enforcing Employer’s obligation to provide severance payments and benefits), and (d) any rights of Executive in connection with his interest as a stockholder, limited partner, optionholder or other equity holder of Employer or any of its affiliates whether under agreements between Executive and Employer or any of its affiliates or otherwise.
6.    Executive acknowledges that, except for the payments provided for in Section 5 of the Employment Agreement, which are conditioned upon Executive’s execution of this General Release, Executive has received all wages, payments, distributions, allocations, expense reimbursements, leaves of absences and benefits that are owed to Executive by, or for which Executive is eligible to receive from, the Employer and/or any of the Releasees (including any accrued but unused vacation and sick pay) through the date Executive executes this Agreement.
7.    Executive acknowledges and confirms that Executive has returned to Employer all property of Employer in Executive’s possession, custody or control including, without limitation, reports, files, memoranda, records, credit cards, cardkey passes, door and file keys, computer access codes and software, and other physical or personal property which Executive received, prepared, or helped prepare in connection with or as a consequence of Executive’s employment with Employer.
8.    Executive understands that he has been given a period of twenty-one (21) days to review and consider this General Release before signing it pursuant to the ADEA. Executive further understands that he may use as much of this 21-day period as Executive wishes prior to signing.
9.    Executive acknowledges and represents that he understands that he may revoke the General Release set forth in paragraph 1, including, the waiver of his rights under the Age Discrimination in Employment Act of 1967, as amended, effectuated in this General Release, within seven (7) days of signing this General Release. Revocation can be made by delivering a written notice of revocation to the General Counsel, Executive Vice President and Corporate Secretary, IHS Markit Ltd., 450 West 33rd Street, New York, NY 10001. For this revocation to be effective, written notice must be received by the General Counsel, Executive Vice President and Corporate Secretary no later than the close of business on the seventh day after Executive signs this General Release. If Executive revokes the General Release set forth in paragraph 1, Employer shall have no obligations to Executive under Section 3 of the Employment Agreement, except to the extent specifically provided for therein.

10.    Executive and Employer respectively represent and acknowledge that in executing this General Release neither of them is relying upon, and has not relied upon, any representation or statement not set forth herein made by any of the agents, representatives or attorneys of the Releasees with regard to the subject matter, basis or effect of this General Release or otherwise.
11.    This General Release shall not in any way be construed as an admission (i) by any of the Releasees that any Releasee has acted wrongfully or that Executive has any rights whatsoever against any of the Releasees except as specifically set forth herein and (ii) by any of the Executive Parties that any Executive Party has acted wrongfully or that Employer has any rights whatsoever against any of the Executive Parties except as specifically set forth herein, and each of the Releasees and Executive Parties specifically disclaims any liability to any party for any wrongful acts.
12.    It is the desire and intent of the parties hereto that the provisions of this General Release be enforced to the fullest extent permissible under law. Should there be any conflict between any provision hereof and any present or future law, such law shall prevail, but the provisions affected thereby shall be curtailed and limited only to the extent necessary to bring them within the requirements of law, and the remaining provisions of this General Release shall remain in full force and effect and be fully valid and enforceable, except that if paragraph 1 is invalidated by any court or arbitrator, this General Release shall be null and void and Executive will no longer be entitled to the payments provided for in Section 5 of the Employment Agreement.
13.    Executive represents and agrees that Executive (a) has, to the extent he desires, discussed all aspects of this General Release with his attorney, (b) has carefully read and fully understands all of the provisions of this General Release, and (c) is knowingly and voluntarily executing this General Release without duress.
14.    This General Release shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of laws principles thereof or to those of any other jurisdiction which, in either case, could cause the application of the laws of any jurisdiction other than the State of New York. Any action concerning this General Release shall be brought in the state or federal courts located in the City of New York, Borough of Manhattan. This General Release is binding on the successors and assigns of the parties hereto; fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof, except as otherwise specifically incorporated herein (including but not limited to the Innovations Agreement between the parties and paragraphs 3, 4, 5, 6, 9(e), 9(g) and 9(k) of the Employment Agreement); and may not be changed except by explicit written agreement to that effect subscribed by the parties hereto.

This General Release is executed by Executive and Employer as of the             day of                       , 20    .

Daniel Yergin
IHS MARKIT LTD.
By:
Title:

EXHIBIT D
Employee Confidentiality and Innovations Agreement dated September 1, 2004
(See attached)

EXECUTION COPY

EMPLOYEE CONFIDENTIALITY AND INNOVATIONS AGREEMENT
Date: September 1, 2004
In consideration of my employment or continued employment, increases in compensation, and/or other good and valuable consideration (the receipt and sufficiency of which are recognized and agreed), as the case may be, with Information Handling Services Group Inc. or one of its subsidiaries (Information Handling Services Group Inc. and its subsidiaries are referred to collectively as the “Company”), I hereby agree as follows:
1.Proprietary Information. I understand and acknowledge that:
(a)    My employment creates a relationship of confidence and trust between me and the Company with respect to certain information applicable to the business of the Company or the Company’s clients.
(b)    The Company possesses and will continue to possess information that has been created, discovered or developed by, or otherwise known to, the Company (including, without limitation, information created, discovered, developed or made known by me during the period or arising out of my employment by the Company, whether before or after the date hereof), which information has commercial value in the business in which the Company is engaged or any prospective business of the Company and is considered by the Company to be of a confidential, proprietary and/or trade secret nature. All such information is hereinafter called “Proprietary Information,” which term, as used herein, shall also include, but shall not be limited to, trade secrets, processes, formulae, data, computer programs, know-how, improvements, inventions, marketing plans, strategies, forecasts, new products, financial statements, projections, prices, costs, and customer, prospect and supplier lists. “Proprietary Information” as used herein shall also include but not be limited to information of third parties made known to me during the period of my employment by the Company, whether before or after the date hereof, which was provided to the Company under the expectation that the Company would protect the confidentiality thereof. Any inventor notebooks or similar records of Innovation (as that term is defined below) are to be considered “Proprietary Information.”
2.    Protection of Proprietary Information. At all times, both during my employment by the Company and after its termination, I will keep in strictest confidence and trust all Proprietary Information and I will not use or disclose any Proprietary Information without the written consent of the Company, except as necessary to carry out my duties.
3.    Restrictions on Investments. During my employment by the Company, I will not deal in securities or make any other investments on the basis of insider information known to me as a result of my employment with the Company. If I am employed by one of the IHS Energy Group companies, I further agree that during my employment by the Company, I will not engage in trading in any oil, gas or mineral interests in competition with the business of any client or prospective client of any of the IHS Energy Group companies; provided the foregoing shall not restrict my ownership of less than 1% of the issued and outstanding stock of a corporation if such stock is listed on a national securities exchange or regularly included in the national list of over-the-counter securities published in a newspaper of general circulation.
4.    Documentation. In the event of the termination of my employment for any reason, I will deliver to the Company all documents, notes, inventor notebooks, invention disclosure forms, drawings, formulae, computer programs, data, and other materials of any nature pertaining to any Proprietary Information or to my work with the Company, and will not take any of the foregoing, or any reproduction of any of the foregoing that is embodied in a tangible medium of expression.
5.    Disclosure of Innovations. I will promptly disclose to the Company all discoveries, developments, designs, improvements, inventions, products, formulae, processes, techniques, business methods, computer programs, strategies, know-how, data and brands, whether or not patentable, protectable or registrable under copyright, patent, trademark, trade secret or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, in whole or in part, during the period of my employment or within a period of six months thereafter, that are related to the business or prospective business of the Company, result from tasks assigned to me by the Company, or result from the use of premises or property (including computer systems and engineering facilities) owned, leased or contracted for by the Company (referred to as “Innovations”).
6.    Ownership of Innovations. Company shall be the owner of the work product and Innovations created, developed, prepared or submitted by me, in whole or in part, to the Company during the term of my employment with the Company. The Company shall also be the owner of all intellectual property rights in such work product and Innovations, including all rights of copyright, patent, trademark, trade secret, patent and other similar legal protections therein along with their foreign counterparts (including patents, utility models and industrial designs), continuations, divisionals, and extensions (hereinafter referred to as “IP Rights”). It is my intention and that of the Company that the work product and Innovations constitute a “work made for hire” as that term is used in the Federal Copyright Act even if I am hired as a consultant or for part-time employment. Moreover, I hereby agree to assign, and by these presents, do assign to the Company without further consideration all of my worldwide right, title and interest in and to such work product, Innovations and IP Rights. I shall assist the Company in every proper way as to all such Innovations to obtain and from time to time enforce IP Rights relating to said Innovations in any and all countries, and to that end I will execute all documents as the Company may desire, together with any assignments thereof to the Company or persons designated by it, and the Company shall reimburse me for any reasonable out-of-pocket expenses incurred by me in connection therewith. My obligation to assist the Company as provided herein shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for time actually spent by me at the Company’s request. If the Company is unable, after reasonable effort, to secure my signature on any documents or documents needed to apply for or prosecute any IP Right or similar protection relating to a work product or Innovation for any reason whatsoever, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and on my behalf to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of any IP Right or similar protections thereon with the same legal force and effect as if executed by me and I hereby ratify, affirm and approve all such lawfully permitted acts accordingly.
7.    Use of Confidential Information of Other Persons. I represent that I have not brought and will not bring with me to the Company or use at the Company any proprietary information or trade secrets of any other persons or entity, unless express written authorization from such other person or entity for their possession and use by the Company has been obtained. I also understand that I am not to breach any obligation of confidentiality that I have to any such person or entity and agree to fulfill all such obligations during the period of my affiliation with the Company.
8.    Assignment. This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of any successor or successors of the Company, including, but not limited to any purchaser of the stock or assets of any of the Company’s businesses. Neither this Agreement nor any rights or benefits hereunder may be assigned by me.
9.    Complete Agreement; Amendments. The foregoing is the entire agreement of the parties with respect to the subject matter hereof and may not be amended, supplemented, canceled or discharged except by written instrument executed by both parties hereto.
10.    No Employment Agreement; Enforcement. I understand that nothing contained in this Agreement shall confer upon me any right with respect to (i) the continuation of my employment by the Company, or (ii) the terms and conditions of my employment by the Company. Simultaneously with the execution of this Agreement, I have entered into a separate Employment Agreement and Non-Competition Agreement with IHS Energy Group Inc. In the event of any conflict between the terms of this Agreement and the terms of such Employment Agreement and Non-Competition Agreement, the terms of the Employment Agreement and Non-Competition Agreement shall control. In the event of a breach or threatened breach by me of any provision of this Agreement, the Company shall be entitled to apply to any court of competent jurisdiction for a temporary and/or permanent injunction restraining me from such breach or threatened breach, but nothing herein contained shall be construed to preclude the Company from pursuing any other available remedy for such breach or threatened breach in addition to, or in lieu of, such injunctive relief. The Company shall be entitled to recover from me its reasonable attorneys fees incurred in pursuit of any successful claim of breach or any provision of any provision of this agreement.
11.    Interpretation. It is my desire and intent that the provisions of this Agreement shall be enforced to the fullest extent permissible in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement is found to be invalid or unenforceable, such provision shall be deemed to be deleted, and the remainder of this Agreement shall continue in full force and effect.
12.    Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Colorado.

Accepted and agreed to as of the date first above written by Information Handling Services Group Inc.

By:	/s/ Steven Green	By:	/s/ Daniel Yergin
Title:	Vice President	Employee Name:	Daniel Yergin
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